201 Main Street, Suite 700
Fort Worth, Texas 76102
Phone: 817-585-9001

April 14, 2020

Robert Glenn Dawson
440 2nd Ave SW, Suite 1900
Calgary, AB Canada T2P 5E9

RE:    Resignation as Director

Dear Mr. Dawson:

This letter agreement (this “Agreement”) sets forth our understanding of the terms of your resignation as a director of Lilis Energy, Inc. (the “Company”). You (referred to herein as “Director”) and the Company are each referred to herein as a “Party” and together as the “Parties.” In consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.Resignation from the Board; Insurance
(a)    The Parties acknowledge and agree that Director resigns from the Company’s Board of Directors (the “Board”) effective as of 5:00 p.m. Central Time on April 15, 2020 (the “Resignation Date”). As of the Resignation Date, Director ceased to serve on the Board or any committee thereof, and Director no longer had any director, consulting, agency, representative, or other relationship with the Company of any of its subsidiaries and affiliates. The Parties acknowledge and agree that all notice requirements with respect to Director’s resignation from the Board are deemed to have been fully satisfied. Director expressly represents that his resignation is not due to a disagreement with Company management, including Company officers and other directors of the Company, or the Company.
(b)    The Company acknowledges that the Company has currently effective directors’ and officers’ liability insurance coverage covering, subject to its terms, limitations and exclusions, acts and omissions of the Director as a director or member of a committee of the Board.
2.    Satisfaction of Payment Amounts; Restrictive Legends. Director acknowledges and agrees that Director has received all stipends, payments, and other compensation, been provided all expense reimbursements, and been afforded all rights and been paid all sums that Director is owed and has been owed by the Company and any of its affiliates, including all payments arising out of Director’s service on the Board. For the avoidance of doubt, Director acknowledges and represents that neither the Company nor any of its affiliates owes Director any further or future sums as a result of Director’s service on the Board. The Company will use its reasonable efforts to promptly remove any restrictive legends from any stock certificates representing outstanding shares of common stock issued to Director to the extent such removal is permitted by, and consistent with, applicable law.

3.    General Release of Claims.
(a)    For and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, on behalf of himself or itself and anyone purporting to claim for or on behalf of him or it (each, a “Releasing Party”) hereby forever releases, discharges and acquits each other Party and each of such other Party’s present and former subsidiaries and other Affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, Affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates, and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Released Parties”), from liability for, and each Releasing Party hereby waives, any and all claims, damages, or causes of action of any kind related to the Company, Director’s service on the Board, and any other acts or omissions related to any matter on or prior to the time that each Releasing Party executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation through such date of any statute, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; (ii) any claim arising under or relating to any public policy, contract, tort, or common law, including any such law or claim relating to defamation, emotional distress, wrongful termination, tortious interference with contract or business relationships, breach of any covenant of good faith or fair dealing, fraud or misrepresentation of any kind; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iv) any and all rights, benefits, or claims any Releasing Party may have under any incentive or compensation plan or agreement or under any other benefit plan, program or practice; and (v) any claim for compensation, damages or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, each Releasing Party is simply agreeing that, in exchange for any consideration received by each Releasing Party pursuant to this Agreement, any and all potential claims of this nature that each Releasing Party may have against any of the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.
(b)    In no event shall the Released Claims include any claim that arises after each Releasing Party signs this Agreement or any claim to vested benefits under an employee benefit plan that is subject to ERISA. Further notwithstanding this release of liability, nothing in this Agreement prevents Director from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or other governmental agency (collectively, “Governmental Agencies”) or participating in any investigation or proceeding conducted by the EEOC, the SEC, or other Governmental Agency or cooperating with such an agency or providing documents or other information to a Governmental Agency; however, Director understands and agrees that, to the extent permitted by law, Director is waiving any and all rights to recover any monetary or personal relief from any Released Party as a result of such EEOC, SEC or other Governmental Agency proceeding or subsequent legal actions. Further notwithstanding this release of liability, nothing in this Agreement limits Director’s right to receive an award for information provided to a Governmental Agency.
(c)    Director hereby represents and warrants that, as of the time he executes this Agreement, he has not brought or joined any lawsuit or filed any charge or claim against any of the Released Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time that Director signs this Agreement. Director further represents and warrants that Director has not assigned, sold, delivered, transferred or conveyed any rights Director has asserted or may have against any of the Released Parties to any person or entity, in each case, with respect to any Released Claims. The Company hereby represents and warrants that, as of the time it executes this Agreement, it has not brought or joined any lawsuit or filed any charge or claim against Director in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time that it signs this Agreement. The Company further represents and warrants that it has not assigned, sold, delivered, transferred or conveyed any rights it has asserted or may have against Director to any person or entity, in each case, with respect to any Released Claims.
4.    Parties’ Acknowledgments. By executing and delivering this Agreement, each Party expressly acknowledges that:
(i)    such Party has carefully read this Agreement;
(ii)    such Party has had sufficient time to consider this Agreement before the execution and delivery hereof;
(iii)    such Party is receiving, pursuant to this Agreement, consideration in addition to anything of value to which such Party is already entitled;
(iv)    such Party has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of such Party’s choice and that such Party has had adequate opportunity to do so prior to executing this Agreement;
(v)    such Party fully understands the final and binding effect of this Agreement; the only promises made to him or it to sign this Agreement are those stated herein; and he or it is signing this Agreement knowingly, voluntarily and of his or its own free will, and that he or it understands and agrees to each of the terms of this Agreement;
(vi)    the only matters relied upon by him or it and causing him to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(vii)    such Party has had the opportunity to receive sufficient tax and legal advice from advisors of his or its own choosing such that he or it enters into this Agreement with full understanding of the tax and legal implications thereof.
5.    Governing Law. This Agreement shall be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.
6.    Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to a law, regulation, agreement, instrument or other document shall be deemed to refer to such law, regulation, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.
7.    Return of Property. For the purpose of insuring confidentiality of Company information, Director agrees to use good faith efforts to delete, destroy or return to the Company all property belonging to the Company and any of its affiliates, including all computer files and other electronically stored information and other materials provided to Director by the Company or any of its affiliates in the course of Director’s affiliation or engagement other than materials previously made available to the public generally.
8.    No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
9.    Severability and Modification. To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
10.    Counterparts. This letter Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement

Sincerely,

LILIS ENERGY, INC.

By:    /s/ Joseph C. Daches
Name:    Joseph C. Daches
Title:    President and Chief Executive Officer

ACKNOWLEDGED and AGREED:
/s/ Robert Glenn Dawson
Robert Glenn Dawson

Date:    April 15, 2020

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